UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACE OF 1934

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEXMARK INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550
March 21, 2006
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Thursday, April 27, 2006, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.
      The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.
      I look forward to seeing you on April 27th.

Sincerely,

Paul J. Curlander
Chairman and
Chief Executive Officer

LEXMARK INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EQUITY COMPENSATION PLAN INFORMATION
OPTION GRANTS IN 2005
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE FINANCE AND AUDIT COMMITTEE
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
SUBMISSION OF STOCKHOLDER PROPOSALS
PROXY SOLICITATION
ATTENDANCE AT ANNUAL MEETING
OTHER MATTERS

LEXMARK INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON THURSDAY, APRIL 27, 2006
March 21, 2006
To the Stockholders:
      The Annual Meeting of Stockholders of Lexmark International, Inc. (the “Company”) will be held on Thursday, April 27, 2006, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511, for the following purposes:

1. To elect four Directors for terms expiring in 2009;

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “Independent Auditors”) for the Company’s fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Only stockholders of record at the close of business on Friday, March 3, 2006 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting.

By Order of the Board of Directors

Vincent J. Cole
Secretary
      PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

LEXMARK INTERNATIONAL, INC.
One Lexmark Centre Drive
Lexington, Kentucky 40550

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 27, 2006, to be held at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 21, 2006. The Company’s Annual Report for the fiscal year ended December 31, 2005 is enclosed.
      Only stockholders of record at the close of business on Friday, March 3, 2006 will be entitled to vote at the meeting. As of such date, there were 108,290,434 shares (excluding shares held in treasury) of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote.
      The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any signed proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.
      Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. The Directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from a nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.
      Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of the Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding other proposals. The affirmative vote of a majority of the shares of Class A Common Stock present in person or by proxy is required to approve the Company’s proposals other than the election of the Directors. Abstentions on proposals that require the approval of a majority of the shares of Class A Common Stock present in person or by proxy and entitled to vote will have the effect of a vote against such proposals.
      A broker non-vote occurs under the rules of the New York Stock Exchange when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. Broker non-votes are counted as present for purposes of determining the existence of a quorum. Therefore, broker non-votes on proposals that require the approval of a majority of the outstanding shares or the shares present and entitled to vote at the meeting will have the effect of a vote against such proposals.

PROPOSAL 1
ELECTION OF DIRECTORS
      Action will be taken at the 2006 Annual Meeting to elect four Class III Directors to serve until the 2009 Annual Meeting of Stockholders. The nominees, as well as the Class II and Class I Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2006 Annual Meeting of Stockholders are Michael J. Maples, Stephen R. Hardis, William R. Fields and Robert Holland, Jr. Messrs. Maples, Hardis, Fields and Holland have been Directors since February 1996, November 1996, December 1996 and December 1998, respectively. Messrs. Maples, Hardis, Fields and Holland were elected by the stockholders in April 2003 to serve as Class III Directors with terms expiring at the 2006 Annual Meeting of Stockholders.
      Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.
Class III (Term Ending 2009)
      Mr. Michael J. Maples, age 63, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for International Business Machines Corporation (“IBM”). Mr. Maples also serves as a director of Motive, Inc., Multimedia Games, Inc., and Sonic Corp.
      Mr. Stephen R. Hardis, age 70, has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President — Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis also serves as a director of American Greetings Corporation, Axcelis Technologies, Inc., Marsh & McLennan Companies, Inc., Nordson Corporation, The Progressive Corporation and STERIS Corporation.
      Mr. William R. Fields, age 56, has been a Director of the Company since December 1996. Mr. Fields is Chairman of Intersource Co. Ltd. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson’s Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc. Mr. Fields also serves as a director of Graphic Packaging Corporation.
      Mr. Robert Holland, Jr., age 65, has been a Director of the Company since December 1998. Mr. Holland is a General Partner and Industry Specialist with Williams Capital Partners, a private equity firm. Mr. Holland also maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Previously, Mr. Holland served as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Prior to that, Mr. Holland was President and Chief Executive Officer of Ben & Jerry’s Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He also serves as a director of Carver Bancorp, Inc., Neptune Orient Lines, LTD and YUM! Brands, Inc.

      The following information on Class I and Class II Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting and whose terms of office will continue after the 2006 Annual Meeting of Stockholders.
Class I (Term Ending 2007)
      Dr. Paul J. Curlander, age 53, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice President, Operations of the Company. In 1993, Dr. Curlander became a Vice President of the Company, and from 1991 to 1993 he was General Manager of the Company’s printer business. Dr. Curlander currently serves as a director of American Standard Companies, Inc.
      Mr. Martin D. Walker, age 73, has been a Director of the Company since February 1997. Mr. Walker retired as the Chairman of the M.A. Hanna Company in December 1999, a position he had served in on an interim basis since October 1998. From October 1998 to June 1999, Mr. Walker also served as Chief Executive Officer of the M.A. Hanna Company on an interim basis. He had previously served as Chairman and Chief Executive Officer of the M.A. Hanna Company from September 1986 until December 1996, and continued as Chairman of the Board until June 1997 when he retired.
      Mr. James F. Hardymon, age 71, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28-year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon also serves as a director of American Standard Companies, Inc. and Circuit City Stores, Inc.
      Mr Frank T. Cary, a member of the Board who passed away on January 1, 2006, was formerly a class I Director.
Class II (Term Ending 2008)
      Mr. B. Charles Ames, age 80, has been a Director of the Company since March 1991. Since prior to 1991, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc. Mr. Ames was previously Chairman and Chief Executive Officer of Reliance Electric Company, The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation.
      Mr. Ralph E. Gomory, age 76, has been a Director of the Company since March 1991. Since 1989, Mr. Gomory has served as President of the Alfred P. Sloan Foundation. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at IBM.
      Mr. Marvin L. Mann, age 72, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President.
      Ms. Teresa Beck, age 51, has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck also serves as a director of Albertson’s, Inc., ICOS Corporation and Questar Corporation.

Composition of Board and Committees
      The Company’s Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the eleven members of the Board of Directors, four have been elected as Class III Directors, three have been elected as Class I Directors, and four have been elected as Class II Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2006, 2007 and 2008, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. Directors may only be removed from the Board for cause.
      The Board of Directors held seven meetings during 2005. All members of the Board attended at least 75% of the meetings of the Board and committees of the Board on which they served. While the Company does not have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, all Directors are strongly urged to attend. All members of the Board of Directors attended last year’s Annual Meeting of Stockholders.
      The Board of Directors has adopted the stated requirements for independence under Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange as categorical standards for determining the independence of individual directors in accordance with guidance received from the New York Stock Exchange, and the Board has determined that all of the Board members, with the exception of Dr. Curlander, are independent on the basis of these requirements. Within each of the preceding three years, the Company has not made any charitable contributions that would exceed the greater of $1 million or 2% of a charitable organization’s consolidated gross revenues to any charitable organization for which a member of the Board of Directors served as an executive officer of the charitable organization.
      The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.
      The Executive Committee consists of Ms. Beck, and Messrs. Fields, Hardymon, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. Prior to April 2005, the executive Committee consisted of Messrs. Cary, Gomory, Holland, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. The Executive Committee adopted a written charter in April 2000. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee did not meet during 2005.
      The Finance and Audit Committee consists of Ms. Beck and Messrs. Holland, Mann and Maples, with Ms. Beck serving as Chair. Prior to April 2005, the Finance and Audit Committee consisted of Ms. Beck and Messrs. Hardymon, Holland, Mann and Maples, with Ms. Beck serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Board of Directors does not limit the number of other public company audit committees on which members of its Finance and Audit Committee may serve. Therefore, the Board has determined that Ms. Beck’s service on three other public company audit committees does not impair her ability to effectively serve on the Company’s Finance and Audit Committee. The Finance and Audit Committee adopted a written charter in April 2000 and amended such charter in February of each of the years 2001 through 2005, and in July 2005. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the systems of internal controls established by management, the integrity and transparency of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s policies related to risk assessment and risk management, the Independent Auditors’ qualifications and independence, the performance of the Independent Auditors’ and the Company’s internal audit functions, and the Company’s financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures. The Committee held eleven meetings during 2005.

      The Compensation and Pension Committee consists of Messrs. Fields, Hardis and Walker, with Mr. Fields serving as Chair. Prior to January 2006, the Compensation and Pension Committee also included Mr. Cary. Prior to April 2005, the Compensation and Pension Committee consisted of Messrs. Ames, Cary, Fields, Hardis and Walker, with Mr. Ames serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Compensation and Pension Committee adopted a written charter in April 2000 and amended such charter in February 2004. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company’s goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company’s pension plan, 401(k) savings plan and employee stock purchase plan. The Committee held five meetings during 2005.
      The Corporate Governance and Public Policy Committee consists of Messrs. Ames, Gomory and Hardymon, with Mr. Hardymon serving as Chair. Prior to April 2005, the Corporate Governance and Public Policy Committee consisted of Ms. Beck and Messrs. Ames, Gomory, Hardymon and Walker, with Mr. Hardymon serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Corporate Governance and Public Policy Committee adopted a written charter in April 2000 and amended such charter in February 2004 and July 2005. The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership and function, and acting in an advisory capacity to the Board and the Company’s management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board. The Committee held six meetings during 2005.
Nomination of Directors
      The Corporate Governance and Public Policy Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors for election, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board at the time. The Corporate Governance and Public Policy Committee will consider candidates for election who bring knowledge, experience, expertise and diversity that would strengthen the Board. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants, but the Committee will also consider nominees recommended by stockholders.
      Stockholders wishing to recommend a director candidate for consideration by the Corporate Governance and Public Policy Committee may do so by complying with the procedures and providing the information required by the Company’s By-Laws.
Corporate Governance Matters
      The Company has adopted a code of business conduct and ethics for directors, officers (including the Company’s principal executive officer, principal financial officer and controller) and employees, known as the Code of Business Conduct. The Code of Business Conduct, as well as the Company’s Corporate Governance Principles and the charters of each of the committees of the Board of Directors are available on the Corporate Governance section of the Company’s Investor Relations website at http://investor.lexmark.com. The Company also intends to disclose on the Corporate Governance section of the Investor Relations website any amendments to the Code of Business Conduct and any waivers from the provisions of the Code of Business Conduct that apply to the principal executive officer, principal financial officer or controller and that relate to any elements of the code of ethics enumerated by the applicable regulation of the Securities and Exchange Commission (Item 406(b) of Regulation S-K). Stockholders may request a free copy of the Corporate Governance Principles, the charters of each of the committees of the Board of Directors or the Code of Business Conduct by writing to Lexmark International, Inc., Attention: Investor Relations, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550 or calling (859) 232-5568.

      The Board of Directors has elected not to select a single Presiding Director for its regularly scheduled executive sessions of non-management Directors, but rather to rotate such responsibility among all non-management members of the Board on an alphabetical rotation basis. Stockholders and other interested parties may communicate directly with the Presiding Director, non-management Directors as a group or any member of the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. The Corporate Secretary will review all communications and forward appropriate correspondence to the proper Board member or members.
Compensation of Directors
      The Company’s policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an “Eligible Director”). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.
      In 2005, each Eligible Director of the Company received an annual retainer of $40,000, a daily attendance fee of $2,500 for attendance at Board and/or committee meetings held on the same day, a daily attendance fee of $2,000 ($2,500 for Finance and Audit Committee members) for attendance at committee meetings which were held the evening before a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as the chair of a committee also received an annual retainer of $6,500 ($10,000 for the Finance and Audit Committee Chair).
      In addition, each Eligible Director has the opportunity to participate in the Company’s 2005 Nonemployee Director Stock Plan (the “Director Plan”) described below. In April 2005, all Eligible Directors received an Annual Award (as defined below) of options to purchase 3,000 shares. It is currently anticipated that Annual Awards will continue to be made in order to attract, retain and motivate the best qualified Directors and to enhance a long-term mutuality of interest between the Company’s Directors and stockholders. The number of options granted in an Annual Award is reviewed annually by the Board of Directors. In 2005, the total exercise price of the grant per Director was approximately $250,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined that the amount of the 2006 Annual Award should remain the same.
      Under the Director Plan, upon election to the Board, each Eligible Director of the Company receives a one-time grant of options to purchase shares of Class A Common Stock at a purchase price per share equal to the fair market value of a share of Class A Common Stock on the date of grant (the “Initial Award”). The number of options granted in the Initial Award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors. In 2005, the total exercise price of any Initial Award would have been approximately $600,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Each Eligible Director may, at the discretion of the Board, also be granted one or more option awards after the Initial Award (each an “Annual Award”).
      Beginning in 2006, upon election to the Board, each Eligible Director will receive a one-time grant of restricted stock units as the Initial Award. The face value of the restricted stock unit award will be approximately $150,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Initial Award of restricted stock units will vest in whole on the sixth anniversary of the Eligible Director joining the Board and will settle upon termination of his/her status as a Board member.
      In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the “Annual Fees”) and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Class A Common Stock on the date of grant of the deferred stock units.
      The Board has implemented stock ownership guidelines encouraging Directors to own at least that number of shares of Class A Common Stock having a value of five times the annual retainer payable to a nonemployee Board member. Each Eligible Director is encouraged to reach this guideline ownership level within two to four years of becoming a member of the Board.

      The Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company. The Company also pays the premiums on the directors’ and officers’ liability insurance policies.
      Directors are also eligible to participate in the Lexmark Employee Purchase Program, which provides certain discounts for the purchase of Lexmark printers and printer supplies, and certain matching gifts programs that employees of the Company are eligible to participate in.
SECURITY OWNERSHIP BY MANAGEMENT
AND PRINCIPAL STOCKHOLDERS
      The following table furnishes certain information, to the best knowledge of the Company, as of March 3, 2006, as to the shares of Class A Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the Chief Executive Officer during 2005 and the four other most highly compensated officers of the Company, (iii) all Directors and executive officers of the Company as a group and (iv) each person owning beneficially more than 5% of the outstanding shares of Class A Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

	Amount and Nature		Percentage
Beneficial Owner	of Beneficial Ownership		of Class

Davis Selected Advisers, L.P.	12,014,310	(1)	10.35	%(1)
2949 East Elvira Road, Suite 101
Tucson, AZ 85706
Maverick Capital, Ltd.	8,876,460	(2)	7.6	%(2)
300 Crescent Court, 18th Floor
Dallas, Texas 75201
Franklin Mutual Advisers, LLC	6,116,200	(3)	5.3	%(3)
101 John F. Kennedy Parkway
Short Hills, NJ 07078
B. Charles Ames	115,343	(4)(5)	*
Teresa Beck	19,748	(4)	*
William R. Fields	20,723	(4)	*
Ralph E. Gomory	35,207	(4)	*
Stephen R. Hardis	84,931	(4)	*
James F. Hardymon	26,153	(4)	*
Robert Holland, Jr.	27,096	(4)	*
Marvin L. Mann	960,174	(4)(6)	*
Michael J. Maples	24,581	(4)	*
Martin D. Walker	36,219	(4)(7)	*
Paul J. Curlander	1,308,746	(4)	1.20%
Paul A. Rooke	269,674	(4)(8)	*
Gary E. Morin	292,857	(4)	*
Najib Bahous	156,047	(4)	*
John W. Gamble, Jr.	-0-		*
All directors and executive officers as a group (21 persons)	3,952,139	(4)	3.56%

*	Less than 1% of class.

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006. Davis Selected Advisers, L.P., a registered investment adviser, is the beneficial owner of 12,014,310 shares over which it has sole voting and sole dispositive power.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. Maverick Capital, Ltd., a registered investment adviser, along with Maverick Capital Management, LLC, its general partner, and Lee S. Ainslee, III, the manager of Maverick Capital Management, LLC, is the beneficial owner of 8,876,460 shares, over which it has sole voting and sole dispositive power.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2006. Franklin Mutual Advisers LLC, a registered investment adviser, is the beneficial owner of 6,116,200 shares over which it has sole voting and sole dispositive power.

(4)	Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following March 3, 2006 by the following persons and groups in the following amounts: B. Charles Ames, 18,244 shares; Teresa Beck, 13,544 shares; William R. Fields, 12,347 shares; Ralph E. Gomory, 19,672 shares; Stephen R. Hardis, 21,945 shares; James F. Hardymon, 18,779 shares; Robert Holland, Jr., 20,844 shares; Marvin L. Mann, 512,720 shares; Michael J. Maples, 17,781 shares; Martin D. Walker, 25,822 shares; Paul J. Curlander, 984,411 shares; Paul A. Rooke, 223,926 shares; Gary E. Morin, 257,593 shares; Najib Bahous, 141,297 shares; and all Directors and executive officers as a group (21 persons), 2,742,090 shares. These shares also include Elective Deferred Stock Units that were acquired by executive officers and Supplemental Deferred Stock Units and Restricted Stock Units that have become vested. These shares do not include Supplemental Deferred Stock Units that have yet to become vested in full on the fifth anniversary of their date of grant subject to continued employment. Also included in these shares are Deferred Stock Units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan. These shares also include shares allocated to the employee through participation in the Employee Stock Purchase Plan. The shares held in the Employee Stock Purchase Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, each participant would have the right to tender or not tender his or her shares, subject to a one-year holding period required by the terms of the plan.

(5)	Mr. Ames’ shares include 90,000 shares owned by a family limited partnership, of which 97% of the limited partnership interests are held by two revocable trusts — one established for the benefit of Mr. Ames, for which he is the trustee, and one established for the benefit of Mr. Ames’ spouse, for which Mr. Ames’ spouse is the trustee.

(6)	Mr. Mann’s shares do not include 37,000 shares that are held by an irrevocable trust established by Mr. Mann for the benefit of certain relatives. Mr. Mann’s shares include 382,115 shares and options to purchase 500,876 shares that are owned by three family limited partnerships. The general partner of each family limited partnership is a corporation, of which Mr. Mann is the controlling stockholder. Mr. Mann’s shares also include 11,002 shares owned by Mr. Mann’s spouse. Mr. Mann disclaims beneficial ownership of all such shares.

(7)	Mr. Walker’s shares include 5,914 shares owned by a revocable trust established by Mr. Walker for his own benefit. Mr. Walker disclaims beneficial ownership of all such shares.

(8)	Mr. Rooke’s shares include 39,865 shares owned by a revocable trust established by Mr. Rooke for his own benefit and 1,194 shares owned by members of his immediate family. Mr. Rooke disclaims beneficial ownership of all such shares.
EXECUTIVE COMPENSATION
      The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 2005 salary and annual incentive compensation (the “Named Executive Officers”). The principal components of such individuals’ current cash compensation are the annual salary and the annual incentive compensation included in the Summary Compensation Table. Also described below is the future compensation such individuals are eligible to receive under the Company’s retirement plans and existing long-term incentive and equity programs.
      The following table sets forth the compensation earned by the Named Executive Officers for all services rendered to the Company and its subsidiaries during the years ended December 31, 2005, 2004, and 2003.
SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation

						Other			Securities		All Other
				Incentive		Annual		Restricted	Underlying		Compensation
Name and Principal Position	Year	Salary		Compensation		Compensation(1)		Awards Stock(2)	Options (#)		(3)

P. J. Curlander	2005	$991,346		$160,000		$16,648		$0	199,406	(4)	$6,300
Chairman and Chief	2004	943,750		1,410,382		15,648		0	176,612	(4)	6,150
Executive Officer	2003	875,000		1,630,000		0		0	172,170	(4)	6,000
P.A. Rooke	2005	521,346		71,085		2,640		0	61,156	(4)	6,300
Executive Vice President	2004	474,654		513,987		18,107		972,480	92,707	(4)	6,150
and Division President	2003	430,000		619,095		0		0	69,450	(4)	6,000
G. E. Morin	2005	458,077		62,514		5,688		0	92,352	(4)	6,300
Executive Vice President	2004	422,846		462,328		8,790		0	88,841	(4)	6,150
	2003	395,000		547,126		0		0	55,837	(4)	6,000
N. Bahous	2005	431,346		64,256		328,899	(5)(6)	0	47,000		6,300
Vice President and	2004	411,699	(5)	459,304		280,299	(5)(6)	1,057,920	48,927	(4)	8,766	(5)
Division President	2003	334,809	(5)	310,000	(5)	365,057	(5)(6)	0	47,000		2,513	(5)
J.W. Gamble, Jr.	2005	145,385		325,000	(7)	0		325,023	50,000		48,850	(8)
Executive Vice President
and Chief Financial Officer

(1)	With the exception of Mr. Bahous, none of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of total salary and bonus. Although not required to be reported, beginning with the proxy statement for the 2004 calendar year, Lexmark is disclosing amounts below this threshold of reporting.

For 2005, this column includes (i) financial planning for Dr. Curlander and Messrs. Rooke and Morin in the amounts of $10,788, $1,711 and $3,348, respectively, and (ii) tax payment reimbursement on these financial planning payments for Dr. Curlander and Messrs. Rooke and Morin in the amounts of $5,860, $929 and $2,340, respectively. Reimbursements for financial planning are reported on a cash basis. The Named Executive Officers can receive up to $5,000 ($10,000 for Dr. Curlander) annually in reimbursement for qualified payments made under this program. Amounts not used in previous years can be carried forward, up to a maximum of $15,000, for use in subsequent years. During 2005, Dr. Curlander’s spouse accompanied him on three business trips on the corporate aircraft at no incremental cost to the Company. Dr. Curlander is taxed on the imputed income attributable to such personal use ($2,200, as calculated using the Standard Industry Fare Level (SIFL) rates) and does not receive tax assistance from the Company with respect to this amount.

For 2004, this column includes (i) financial planning for Dr. Curlander and Messrs. Rooke and Morin in the amounts of $10,139, $11,733 and $5,696, respectively, and (ii) tax payment reimbursement on these financial planning payments for Dr. Curlander and Messrs. Rooke and Morin in the amounts of $5,508, $6,374 and $3,094, respectively. During 2004, Dr. Curlander’s spouse accompanied him on two business trips on the corporate aircraft at no incremental cost to the Company. Dr. Curlander is taxed on the imputed income attributable to such personal use ($2,477, as calculated using the Standard Industry Fare Level (SIFL) rates) and does not receive tax assistance from the Company with respect to this amount.

The amounts included for Mr. Bahous are further detailed in a separate footnote and include customary payments generally applicable to employees temporarily assigned outside their home countries. Effective July 1, 2004, Lexmark International, Inc. and Mr. Bahous agreed to terminate his international assignment from France to the United States. See “Employment Contracts” for details concerning the termination of this assignment and the employment contracts related to his continued employment in the United States.

(2)	The value reflected in the table is the value on the date of grant (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded). The aggregate number and value of restricted stock units at year end 2005 (calculated by multiplying the closing price of Lexmark Class A Common Stock on December 31, 2005, $44.83, by the number of restricted stock units outstanding at year end) for Dr. Curlander is 16,667/$747,182, for Mr. Rooke is 12,000/$537,960, for Mr. Bahous is 12,000/$537,960 and for Mr. Gamble is 7,939/$355,905. The outstanding restricted stock units for Dr. Curlander are from the February 21, 2001 grant of 50,000 restricted stock units, 16,667 of which will vest on February 21, 2007. The outstanding restricted stock units for Mr. Rooke are from the February 25, 2004 grant of 12,000 restricted stock units, 4,080 of which vested on February 25, 2006 and 3,960 of which will vest on each of February 25, 2008 and February 25, 2010. The outstanding restricted stock units for Mr. Bahous are from the August 20, 2004 grant of 12,000 restricted stock units, 4,080 of which will vest on August 20, 2006 and 3,960 of which will vest on each of August 20, 2008 and August 20, 2010. The outstanding restricted stock units for Mr. Gamble are from the October 26, 2005 grant of 7,939 restricted stock units, one-fourth of which will vest on October 26 in each of the years 2006 through 2009. Unless otherwise determined by the Compensation and Pension Committee, holders of restricted stock units are entitled to receive, either currently or at a future date as specified by the Committee, dividends and other distributions paid with respect to such shares, subject to the same forfeiture and transferability restrictions as apply to the restricted stock units with respect to which they were paid.

(3)	Primarily reflects the matching contribution by the Company under the Lexmark Savings Plan for Dr. Curlander and Messrs. Rooke, Morin and Bahous and by a subsidiary of the Company under the Plan d’Epargne Entreprise for Mr. Bahous, unless otherwise noted.

(4)	Includes replacement (reload) options awarded automatically upon exercise of options paid for with previously owned shares of Lexmark Class A Common Stock, as follows: 2005 Reloads — Dr. Curlander — 49,406 (2,861 of which expired on February 9, 2005 prior to exercise, and 17,880 of which expired on November 15, 2005 prior to exercise), Mr. Rooke — 14,156 and Mr. Morin — 45,352; 2004 Reloads — Dr. Curlander — 26,612, Mr. Rooke — 45,707 (621 of which expired on April 28, 2004 prior to exercise), Mr. Morin — 41,841 and Mr. Bahous — 1,927; 2003 Reloads — Dr. Curlander — 22,170 (3,925 of which expired on January 28, 2003 prior to exercise), Mr. Rooke — 22,450, and Mr. Morin — 8,837.

(5)	Where appropriate, these amounts were calculated using the exchange rate in effect on the dates such payments were made.

(6)	Includes the cost of providing various personal benefits to Mr. Bahous in connection with his assignment to the Company’s headquarters in Lexington, Kentucky. These are customary payments generally applicable to employees temporarily assigned outside their home countries and include, among other things, tax equalization payments reported on a cash basis in the amount of $261,959, $171,653 and $239,108 for the years 2005, 2004 and 2003, respectively.

(7)	Reflects the recruitment incentive bonus paid to Mr. Gamble in 2005 upon the commencement of his employment.

(8)	Includes $48,166 of relocation expense and a $684 matching contribution by the Company under the Lexmark Savings Plan.

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information about the Company’s equity compensation plans as of December 31, 2005.

	Number of securities to be			Number of securities
	issued upon exercise of		Weighted average exercise	remaining available for
	outstanding options,		price of outstanding	future issuance under
Plan Category	warrants and rights		options, warrants and rights(1)	equity compensation plans

	(Number of securities in millions)
Equity compensation plans approved by stockholders	12.4	(2)	$67.61	7.7	(3)
Equity compensation plans not approved by stockholders(4)	0.8		$46.08	0.4

Total	13.2		$66.30	8.1

(1)	The numbers in this column represent the weighted average exercise price of stock options only.

(2)	As of December 31, 2005, of the approximately 12.4 million awards outstanding under the equity compensation plans approved by stockholders, there were approximately 12.0 million stock options (of which 11,751,000 are employee stock options and 249,000 are nonemployee director stock options), 278,000 restricted stock units and supplemental deferred stock units, and 133,000 elective deferred stock units (of which 91,000 are employee elective deferred stock units and 42,000 are nonemployee director elective deferred stock units) that pertain to voluntary elections by certain members of management to defer all or a portion of their annual incentive compensation and by certain nonemployee directors to defer all or a portion of their annual retainer, chair retainer and/or meeting fees, that would have otherwise been paid in cash.

(3)	Of the 7.7 million shares available, 5.0 million relate to employee plans (of which 3.0 million may be granted as full-value awards), 0.6 million relate to the nonemployee director plan and 2.1 million relate to the employee stock purchase plan.

(4)	The Company has only one equity compensation plan which has not been approved by its stockholders, the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (the “Broad-Based Plan”). The Broad-Based Plan, which was established on December 19, 2000, provides for the issuance of up to 1.6 million shares of the Company’s Common Stock pursuant to stock incentive awards (including stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units) granted to the Company’s employees, other than its Directors and executive officers. The Broad-Based Plan expressly provides that the Company’s Directors and executive officers are not eligible to participate in the Plan. The Broad-Based Plan limits the number of shares subject to full-value awards (e.g., restricted stock units and performance awards) to 50,000 shares. The Company’s Board of Directors may at any time terminate or suspend the Broad-Based Plan, and from time to time, amend or modify the Broad Based-Plan, but any amendment which would lower the minimum exercise price for options and stock appreciation rights or materially modify the requirements for eligibility to participate in the Broad-Based Plan, requires the approval of the Company’s stockholders. In January 2001, all employees other than the Company’s Directors, executive officers and senior managers, were awarded stock options under the Broad-Based Plan. All 0.8 million awards outstanding under the equity compensation plan not approved by stockholders are in the form of stock options.

OPTION GRANTS IN 2005

	Individual Grants (1)

	Number of		Percent of Total
	Securities		Options Granted			Grant Date
	Underlying Options		to Employees	Exercise	Expiration	Present Value
Name	Granted (#)		in Fiscal Year	Price ($/sh)	Date	($)(2)

P.J. Curlander	150,000	(3)	6.94%	$84.80	2/09/2015	$2,636,985
	2,861	(4)	0.13	83.91	2/09/2005	0	(5)
	2,269	(4)	0.11	83.91	2/13/2007	21,007
	2,706	(4)	0.13	83.91	11/15/2005	14,961
	4,946	(4)	0.23	83.91	11/15/2005	27,345
	5,662	(4)	0.26	83.91	11/15/2005	31,303
	4,566	(4)	0.21	83.91	11/15/2005	25,244
	8,417	(4)	0.39	65.26	2/12/2008	72,206
	2,528	(4)	0.12	65.26	2/13/2007	16,706
	15,451	(4)	0.72	63.20	2/12/2008	113,733
P.A. Rooke	47,000	(3)	2.18	84.80	2/09/2015	826,255
	4,422	(4)	0.20	83.35	2/20/2012	85,354
	9,734	(4)	0.45	83.35	2/21/2011	171,059
G.E. Morin	47,000	(3)	2.18	84.80	2/09/2015	826,255
	11,974	(4)	0.55	85.00	2/11/2009	168,212
	17,175	(4)	0.80	63.95	2/11/2013	250,856
	7,362	(4)	0.34	63.95	2/21/2011	88,998
	8,841	(4)	0.41	63.95	2/20/2012	118,378
N. Bahous	47,000	(3)	2.18	84.80	2/09/2015	826,255
J.W. Gamble, Jr.	50,000	(3)	2.31	40.94	10/26/2015	458,962

(1)	Each option permits the optionee (i) to pay for the exercise price with previously owned shares of Class A Common Stock and (ii) to satisfy tax-withholding obligations with shares acquired upon exercise. With respect to options granted prior to February 2004, unless the Compensation and Pension Committee determines otherwise, replacement (reload) options are automatically granted upon exercise of options paid for with previously owned shares of Class A Common Stock. The number of reload options granted is equal to the number of shares used to satisfy the option exercise cost.

(2)	These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of options granted during 2005 were in accordance with SFAS 123, as follows:

(a)	Expected Volatility — The standard deviation of the monthly high stock price over a three-year period immediately preceding the grant date. The volatility used in the calculations ranged from 20.5% to 24.2%.

(b)	Risk-Free Interest Rate — The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate used in the calculations ranged from 2.63% to 4.42%.

(c)	Dividend Yield — The expected dividend yield was 0% based on the historical dividend yield.

(d)	Expected Life — The expected life of grants, other than reload option grants, was three years. The expected life of reload grants was assumed to be 50% of the remaining period until expiration. The expected life of reload grants ranged from .41 years to 3.83 years.

(e)	Forfeiture Rate — The forfeiture rate was assumed to be 4% per year for grants other than reload grants. No forfeitures were assumed for reload grants.

(3)	Each option granted has a ten year term and becomes vested as to 34% of the award on the first anniversary of the grant date, and as to an additional 33% on each of the next two anniversary dates, subject to continuation of employment.

(4)	These are reload options which have the same terms and conditions (including the same expiration date) as the related option that was exercised using previously owned shares of Class A Common Stock, except that the exercise price of the reload option is equal to the fair market value of a share of Class A Common Stock on the date such reload option is granted and such reload option is not exercisable until the six-month anniversary of the reload grant date.

(5)	These reload options have a present value of $0 because the reload options expired before they became exercisable (the six-month anniversary of the reload grant date). Dr. Curlander was granted reload options on January 24, 2005 which expired on February 9, 2005.

AGGREGATED OPTION EXERCISES IN 2005
AND FISCAL YEAR-END OPTION VALUES
      The following table sets forth information for each Named Executive Officer with regard to stock option exercises during 2005 and the aggregate stock options held at December 31, 2005.

			Number of Unexercised		Value of Unexercised
			Options		In-The-Money Options at
			at Fiscal Year-End (#) (1)		Fiscal Year-End ($) (2)
	Shares Acquired	Value
Name	by Exercises (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

P. J. Curlander	135,423	$5,782,503	778,460	554,451	$2,136,676	$0
P. A. Rooke	23,500	778,925	164,236	165,420	0	0
G. E. Morin	74,400	1,531,133	177,207	192,798	0	0
N. Bahous	0	0	92,807	121,220	75,907	0
J.W. Gamble, Jr.	0	0	0	50,000	0	194,500

(1)	Represents the number of shares subject to outstanding options.

(2)	Based on a price of $44.83 per share, the closing price of the Company’s Class A Common Stock on December 31, 2005, minus the exercise price.
LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR
      The following table shows all long-term incentive awards in 2005 to each of the named executive officers:

		Estimated Future Payouts
	Performance or Other	Under Non-Stock Price-Based Plans
	Period Until Maturation
Name	or Payout	Threshold	Target	Maximum

P. J. Curlander	1/1/2005 - 12/31/2007	$511,875	$1,575,000	$3,189,375
P. A. Rooke	1/1/2005 - 12/31/2007	211,250	650,000	1,316,250
G. E. Morin	1/1/2005 - 12/31/2007	186,875	575,000	1,164,375
N. Bahous	1/1/2005 - 12/31/2007	178,750	550,000	1,113,750
J.W. Gamble, Jr.	1/1/2005 - 12/31/2007	186,875	575,000	1,164,375
      The Plan awards are denominated in cash but may be paid in cash, stock or a combination of cash and stock at the Compensation and Pension Committee’s discretion. The award is earned for achieving cumulative revenue and operating income and three-year average cash cycle objectives for the period beginning 1/1/05 and ending 12/31/07. For any payout to occur, minimum objectives must be met for (a) both revenue and operating income; (b) cash cycle; or (c) financial peer review.
      The revenue portion of the award calculation will be 35%, 70% and 105% of the target award for each of the threshold, target and maximum business objectives. The operating income portion acts as a multiplier of the revenue award percentage at 50%, 100% and 150% for threshold, target and maximum, respectively. The cash cycle portion of the award will be 15%, 30% or 45% of the target award if the threshold, target or maximum cash cycle objective, respectively, is achieved.
      The financial peer review is at the end of the three-year performance period and compares the return on invested capital (“ROIC”) and compound annual growth rate in earnings per share (“EPS”) for the Company with that of its peer companies over the same three-year period. If the Company’s ROIC and EPS growth are both at or above each of the median averages of the ROIC and EPS growth of the peer companies included in three market indices (the S&P Technology Index, the S&P 500 Index and the Russell 1000 Index), the 2005 - 2007 Long-Term Incentive Plan will be funded at the minimum level regardless of any below-minimum attainment for the three financial performance measures of revenue, operating income and cash cycle.

      The payment of each executive’s long-term incentive bonus is conditioned on continued employment and eligibility. In the case of death, long-term disability or retirement during the performance period, a prorated payout, if any, will be based on actual financial performance over the entire performance period.
Lexmark Retirement Growth Account Plan
      The Lexmark Retirement Plan was amended and restated as the Lexmark Retirement Growth Account Plan effective January 1, 1998. The Plan is a defined benefit pension plan. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. Effective April 2, 2006, benefit accruals under this Plan will be frozen. Prior to the freezing of the Plan, Individual Retirement Growth Account balances will grow with the addition of annual allocations equal to 6% of eligible earnings (salary, commission payments and recurring payments under any form of variable compensation plan, short-term incentive pay and certain other payments such as overtime and premium pay) as well as an interest component. Following the freezing of the Plan, interest will continue to accrue on individual Retirement Growth Account balances until the participant retires or otherwise terminates employment with the Company. Upon leaving the Company after the participant has become vested (which requires 5 years of service), the participant may elect an annuity funded by the Retirement Growth Account balance or a lump sum payment of the Retirement Growth Account balance.
      The Lexmark Retirement Plan was designed to provide a monthly retirement income based on service and earnings. Benefits under this Plan were frozen on December 31, 1999. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula based upon an employee’s credited service and earnings (frozen on December 31, 1999), and a Personal Retirement Provision, which provided annual allocations based upon an employee’s earnings and guaranteed interest credits. Upon retirement, benefits for employees hired before January 1, 1993 are calculated under the prior plan provisions and under the provisions effective January 1, 1998. Participants receive benefits equal to the greater of the two calculations.
      The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which, but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, would have been paid under the Lexmark Retirement Growth Account Plan. These benefits are paid out of the general funds of the Company.
      Under the foregoing plans, each of the Named Executive Officers is entitled to an estimated annual retirement pension, calculated as of February 24, 2006, upon normal retirement at age 65, in the following amounts: Dr. Curlander $389,013, Mr. Rooke $118,286, Mr. Morin $53,982, Mr. Bahous $14,123 and Mr. Gamble $3,934. Mr. Morin’s projected benefit reflects his retirement on February 28, 2006.
French Retirement Plans
      Prior to July 2004, Mr. Bahous was assigned from Lexmark Europe SARL (“Lexmark SARL”), a subsidiary of the Company located in France, to the Company’s headquarters in Lexington, Kentucky. Pursuant to his employment contract, Mr. Bahous was maintained on the Lexmark SARL payroll, and Lexmark SARL and Mr. Bahous contributed to the normal French benefits, including the mandatory French pension plans. In July 2004, Mr. Bahous moved to the Company’s U.S. payroll and became eligible to participate in the Lexmark Retirement Growth Account Plan. At that time, the Company suspended contributions to the French pension plans for Mr. Bahous. Under the terms of his U.S. employment contract, Mr. Bahous’ service with Lexmark SARL counts toward his vesting under the Company’s retirement plans but not toward his benefit accrual.
      For French employees, retirement benefits consist of mandatory benefits and a complementary plan that was transferred from IBM when the Company was formed, and was converted into a Company plan in 2002. The complementary plan transferred by IBM is a defined contribution plan managed by AXA, a French insurance company.

      The mandatory benefits are divided into Social Security, the mandatory plan (“ARRCO”) and the mandatory plan for executives, professionals and managers (“AGIRC”). The benefit from Social Security is a maximum of 50% of the 25-year average of the Social Security ceiling. With respect to the ARRCO and AGIRC plans, the contributions secure pension points. Pension points are a measurement unit similar to units purchased in a mutual fund or unit trust. The total number of accumulated points at retirement is multiplied by the point value at the date of retirement to determine the ARRCO and AGIRC pension benefit.
      Under the ARRCO and AGIRC plans, Mr. Bahous is entitled to an estimated annual retirement pension calculated as of February 24, 2006, upon normal retirement at age 61, in the following amount: $68,820.
Employment Contracts
      The Company is party to employment agreements with each of Dr. Curlander and Messrs. Rooke, Morin, Bahous and Gamble with employment terms expiring June 30, 2007 in the case of Dr. Curlander and Messrs. Rooke, Morin and Gamble, and June 30, 2006 in the case of Mr. Bahous. Mr. Morin retired in February 2006 and is no longer entitled to the benefit of his employment agreement. The remaining employment agreements will automatically renew for an additional two-year employment term, unless notice is given by the Company or the employee of an intention not to renew the agreement prior to the expiration date of the current term. Dr. Curlander receives an annual base salary of $1,000,000, Mr. Rooke receives an annual base salary of $530,000, Mr. Bahous receives an annual base salary of $440,000 and Mr. Gamble receives an annual base salary of $450,000. Such salaries may be increased by the Board of Directors, in its discretion, from time to time. In addition, each executive is eligible to receive an annual incentive compensation award equal to a percentage of such base salary ranging from 0% to 200% in the case of Dr. Curlander, 0% to 150% in the case of Messrs. Rooke and Gamble, and 0% to 140% in the case of Mr. Bahous, depending upon the performance of the individual, the individual’s business unit and the Company measured against performance goals established by the Compensation and Pension Committee. In the event of a termination of an executive’s employment by the Company “without cause” or by the executive for “good reason” (each as defined in the employment agreements), the executive will continue to receive payments of his or her base salary as an employee for a period equal to the greater of one year or the remaining term of the employment agreement. In addition, the executive will be entitled to a pro rata annual bonus for the year of termination. Each of the employment agreements contains covenants regarding nondisclosure of confidential information, non-competition and non-solicitation.
      In July 2004, the employment agreement entered into by Lexmark SARL with Mr. Bahous on April 1, 1991 was suspended by endorsement and supplemented by an employment agreement signed with the Company during his stay in the United States. The seniority acquired during Mr. Bahous’ expatriation will be cumulated with the seniority he already acquired until the date of expatriation. During his expatriation in the United States, the Company will request the adhesion of Mr. Najib Bahous to the “Caisse des Franpaisal’Etranger” (“Fund scheme for French people abroad”) for sickness-maternity-disability risks, and daily allowances for sickness and old age. The Company will pay and take responsibility for those contributions due to the “Caisse des Franpaisal’Etranger” for the duration of the expatriation, on the basis of his reference salary fixed at 259,000 Euros. In addition, the Company will make the required contributions to the ASSEDIC (unemployment). The Company will not require reimbursement from Mr. Bahous for these contributions. Finally, all benefits accruing to Mr. Bahous pursuant to his Lexmark SARL agreement ceased in July 2004 with the following exceptions: (i) taxation — the Company shall continue to pay the cost of preparation for all U.S. and French tax filings required to be filed by Mr. Bahous until such time as Mr. Bahous’ employment with the Company is terminated or Mr. Bahous returns to France; (ii) immigration — the Company shall continue to pay the cost of all U.S. immigration filings and appearances required of Mr. Bahous and his immediate family to enable each of them to obtain their green cards; and (iii) relocation expenses — upon the termination of Mr. Bahous’ employment with the Company or his return to Paris, France at the request of the Company, the Company shall arrange and pay for the shipment of a reasonable amount of personal goods and effects and air travel for Mr. Bahous’ immediate family from his place of work in the United States to Paris, France.

      In April 1998, the Company entered into Change in Control Agreements with several executive officers of the Company, including Dr. Curlander, and Messrs. Rooke and Morin. Mr. Morin retired in February 2006 and is no longer entitled to the benefits of his Change in Control Agreement. On July 1, 2004, the Company entered into a Change in Control Agreement with Mr. Bahous. On September 6, 2005, the Company entered into a Change in Control Agreement with Mr. Gamble. Under the terms of those agreements, each of the named Executive Officers is entitled to participate in the incentive, savings, retirement, and welfare benefit plans and to receive their fringe benefits, for a period of two years following a change in control of the Company. If following a change in control of the Company, the named executive officer is terminated other than for “Cause,” death, or disability, or the executive terminates his or her employment for “Good Reason” (terms as defined in the agreements), he will be entitled to receive as a lump sum following the termination (a) his or her base salary and pro rata portion of the annual bonus through the date of termination, and (b) three times (two times in the case of Mr. Bahous) the sum of his or her annual base salary and incentive compensation, calculated assuming the Company attained its financial targets and disregarding personal attainment goals for the years in question. In addition, for a period of three years (two years in the case of Mr. Bahous) following the executive’s date of termination, the Company will be obligated to continue to provide at least the same level of benefits that were provided during the executive’s employment, or if more favorable to the executive, as in effect thereafter. Any stock incentive awards held by the executive under the Company’s Stock Incentive Plan will be canceled promptly and a payment in cash for the difference in the exercise price and the change in control price will be made to the executive. The number of Performance Awards (as defined in the Stock Incentive Plan) payable to the executive out of the Stock Incentive Plan will be calculated using the greater of the target performance level or actual attainment of the Company from the beginning of the performance period through the change in control. To the extent that any benefits to the executive under the agreement triggers an excise tax to the executive, he will receive a “Grossed-Up” payment to negate the effects of such tax.
      The Company has entered into indemnification agreements with Dr. Curlander, and each of Messrs. Rooke, Morin, Bahous and Gamble, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as officers of the Company.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      This report provides an explanation of the philosophy underlying the Company’s executive compensation programs and details on how decisions were implemented during 2005 regarding the compensation paid to Dr. Paul J. Curlander, who serves as Chairman and Chief Executive Officer of the Company, and other executive officers of the Company. In developing the practices and policies described in this report, the Compensation and Pension Committee relied on the advice of outside consultants experienced in the design and implementation of executive compensation arrangements.
      The mission, membership and responsibilities of the Compensation and Pension Committee are governed by a written Charter adopted by the Board of Directors. The Compensation and Pension Committee is composed entirely of independent non-management Directors.
The Company’s Executive Compensation Philosophy
      In determining total compensation for the Company’s executive officers, the Compensation and Pension Committee’s philosophies are:

•	Pay for performance where performance criteria are aligned with shareholder interests;

•	Put pay significantly “at risk” and subject to the achievement of corporate, business unit, and strategic business objectives;

•	Balance short-term and long-term objectives; and

•	Provide total compensation opportunities that are market competitive and supportive of the Company’s strategy to attract, develop and retain outstanding talent.

      The Compensation and Pension Committee is responsible for setting and administering the policies governing base salary, incentive compensation, stock-based compensation and other long-term incentive awards for the Company’s executive officers, including the CEO, and other key members of management. The Compensation and Pension Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Company’s compensation practices, including its employee benefit plans.
      In order to evaluate the market competitiveness of the executive officer’s total compensation, the Compensation and Pension Committee has directed the Company to utilize comparative compensation data collected from surveys conducted by human resources consulting firms and supplemented by proxy data from peer group companies. The Company utilized information regarding each executive officer’s title, position, responsibilities, experience, length of time in position, current compensation and compensation history (including base salary increases, incentive compensation awards and long-term incentive compensation awards) to functionally match each executive officer to positions reported in the compensation surveys. The Company’s compensation policies and practices, including the rates of compensation paid to executive officers and its employee benefit plans, are regularly reviewed with outside consultants.
Base Salary
      As discussed above, the Compensation and Pension Committee determines base salaries for executive officers by evaluating the responsibilities of the position held, the experience of the individual and time in position, and by reference to the information compiled from compensation surveys regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions. Base salary is targeted at the 50th percentile (median). Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace.
Annual Incentive Compensation
      Annual incentive compensation awards are structured to become payable to the Company’s executive officers upon the attainment of pre-established annual financial and individual performance objectives; the CEO’s annual incentive compensation structure is based on the achievement of annual financial goals established by the Compensation and Pension Committee. The annual incentive compensation opportunity is determined for each executive officer based on the survey data for annual incentive awards and total compensation published in the survey sources referenced above. Consistent with the Company’s pay-for-performance philosophy, executives’ total cash compensation is highly leveraged. Annual cash compensation (i.e. base salary plus bonus opportunity) is benchmarked at the 65th percentile of the survey data based on target performance. The 2005 annual incentive compensation award payable to each executive officer was determined based upon achievement of performance factors that varied based upon the executive officer’s position, level of responsibility and particular business unit. For 2005, corporate and business unit performance were measured with reference to revenue, operating income and cash cycle. The aggregate amount available to pay that portion of the annual incentive award that is based on the corporate and individual performance objectives is based upon the Company’s achievement of its pre-established objectives. The portion of the annual incentive that is based on attainment of business unit objectives is paid upon the achievement of the pre-established business unit objectives. Failure to meet the threshold of the pre-established objectives for both the Company and the business unit results in no annual incentive award being paid. However, the Compensation and Pension Committee may consider certain market share gains to allow for a payment where there would otherwise have been no payment.
      Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to pre-determined performance objectives within the meaning of Section 162(m). To ensure deductibility of non-discretionary annual incentive awards, the Senior Executive Incentive Compensation Plan, the purpose of which is to satisfy the requirements of Section 162(m), was presented to and approved by the Company’s stockholders at the 2004 Annual Meeting of Stockholders. The Compensation and Pension Committee and the Board believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual’s performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, the Compensation and Pension Committee reserves the right to award discretionary incentive awards and adopt other compensation plans and arrangements which may not be deductible under Section 162(m) to executive officers. Any such incentive payments would be based on the Compensation and Pension Committee’s qualitative assessment of the applicable executive’s individual performance and contribution.
Long-Term Incentive Compensation

Long-Term Awards
      In 2005, the Company established a Long-Term Incentive Plan, substantially similar to the 2004 - 2006 Long-Term Incentive Plan. The purpose of the 2005 - 2007 Long-Term Incentive Plan is to reward the achievement of specific financial performance objectives over a three-year performance cycle. The Compensation and Pension Committee believes that the focus on objectives over a three year horizon is important in the establishment of a long-term view and alignment of management’s interests with the long-term interests of shareholders. Under this program, certain executives, including each of the Named Executive Officers, will be eligible for a cash award at the end of the cycle based on the achievement of the financial objectives that were established by the Compensation and Pension Committee. For the award granted in 2005, the three year cycle began January 1, 2005 and ends December 31, 2007. For any payout to occur, minimum objectives must be met for (a) both revenue and operating income; (b) cash cycle; or (c) financial peer review. The financial peer review is at the end of the three-year performance period and is an added calculation comparing the return on invested capital (“ROIC”) and compound annual growth rate in earnings per share (“EPS”) for the Company with that of its peer companies over the same three-year period. If the Company’s ROIC and EPS growth are both at or above each of the median averages of the ROIC and EPS growth of the peer companies included in three market indices (the S&P Technology Index, the S&P 500 Index and the Russell 1000 Index), the 2005 - 2007 Long-Term Incentive Plan will be funded at the minimum level regardless of any below-minimum attainment for the three financial performance measures of revenue, operating income and cash cycle. (See “Long-Term Incentive Plans - Awards in Last Fiscal Year” for additional information on the awards granted in 2005 to the Named Executive Officers)

Stock Options
      The grant of stock option awards is intended to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating superior performance by employees. By providing employees with an ownership interest in the Company, their interests are aligned with those of the Company’s stockholders and enable the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. As discussed above, stock option grant levels are determined based upon competitive survey data, prior option grants and an evaluation of each executive’s contribution to business results. Stock options are granted at not less than the market price of the Company’s Class A Common Stock on the date of grant, generally vest over a period of three years and expire after ten years.

Deferred Stock Units
      The Compensation and Pension Committee may also make deferred stock unit awards under the Stock Incentive Plan. This type of award entitles a participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive compensation, and receive in lieu thereof an award of deferred stock units (the “Elective Units”). The Compensation and Pension Committee may also grant to such recipient an additional award of deferred stock units with a value equal to 20% of the compensation deferred (the “Supplemental Units”). The Elective Units, together with any dividend equivalents credited with respect thereto, are fully vested at all times. The Supplemental Units, together with any dividend equivalents credited with respect thereto, will become vested, in full, on the fifth anniversary of the date the compensation deferred would otherwise have been paid, subject to continued employment.

Restricted Stock Units
      The Compensation and Pension Committee believes that restricted stock units are an effective long term incentive to retain employees. In addition, restricted stock units serve to align the interests of employees with the interests of shareholders by providing a means to acquire an equity ownership in the Company. The Compensation and Pension Committee has granted restricted stock units to executive officers in select instances with the belief that such grants are an appropriate and useful complement to other long-term awards to provide an incentive to remain with the Company. At the February 2001 Board of Directors’ meeting, the Compensation and Pension Committee approved the grant of restricted stock units to Dr. Curlander. Approximately one-third of these restricted stock units vested on the second and fourth anniversary and approximately one-third will vest on the sixth anniversary of the date of grant. At the February 2004 meeting, the Compensation and Pension Committee approved the grant of restricted stock units to certain executives, including Messrs. Rooke and Bahous. Approximately one-third of these restricted stock units vest on each of the second, fourth and sixth anniversaries of the date of grant.
Stock Ownership
      As discussed above, the Compensation and Pension Committee believes in aligning the interests of executives with the long-term interests of stockholders. Consistent with this philosophy, the Compensation and Pension Committee recommended, and the Board approved, stock ownership guidelines for Lexmark’s executive officers and designated employees. These guidelines require that until the ownership goal is reached, the officer must retain a percentage of after tax net shares on the exercise of any stock options. That percentage is 100% for Dr. Curlander and 50% for the other Named Executive Officers. The guideline requires Dr. Curlander to hold a minimum of five times base salary and the other Named Executive Officers to hold a minimum of three times base salary in value of the Company’s Class A Common Stock.
CEO Compensation
      For 2005, Dr. Curlander received annual salary in the amount of $991,346. In February 2005, the Compensation and Pension Committee approved, and recommended that the Board approve, an increase in Dr. Curlander’s annual base salary to $1,000,000. The recommended salary was based upon a review of survey data from multiple sources as well as an analysis of proxy data from peer group companies. The increase was approved by the Board and became effective March 7, 2005. Dr. Curlander’s annual incentive compensation award is based on the achievement of annual financial goals established by the Compensation and Pension Committee. For 2005, Dr. Curlander’s maximum incentive is 0.6% of operating income. At the February 22, 2006 Compensation and Pension Committee meeting, the Compensation and Pension Committee approved a payment of $160,000 as Dr. Curlander’s annual incentive award in respect of 2005 performance. In addition to the cash compensation described above, in February 2005, Dr. Curlander was granted 150,000 non-qualified stock options, which vest in three approximately equal annual installments of 34%, 33% and 33%, beginning on the first anniversary of the date of grant, subject to continued employment.
The Compensation and Pension Committee
of the Board of Directors
William R. Fields, Chair
Stephen R. Hardis
Martin D. Walker

Performance Graph
      The following graph compares cumulative total stockholder return on the Company’s Class A Common Stock with a broad performance indicator, the S&P Composite 500 Stock Index, and an industry index, the S&P 500 Information Technology Index, for the period from December 29, 2000 to December 30, 2005. The graph assumes that the value of the investment in the Class A Common Stock and each index were $100 at December 29, 2000 and that all dividends were reinvested.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05

Lexmark	$100	$133	$137	$177	$192	$101
S&P 500 Index	100	88	69	88	98	103
S&P 500 Information Technology Index	100	74	46	68	70	71

REPORT OF THE FINANCE AND AUDIT COMMITTEE
      The Finance and Audit Committee (the “Committee”) is comprised of four nonemployee directors, Ms. Beck, Mr. Holland, Mr. Mann and Mr. Maples. The Committee operates pursuant to a written charter which can be found on the Company’s Investor Relations website at http://investor.lexmark.com. After reviewing the qualifications of the Committee members, and any relationships that they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (i) all Committee members are “independent” as that term is defined by Section 10A of the Securities Exchange Act of 1934, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange, (ii) all Committee members are “financially literate” as that term is defined by the listing standards of the New York Stock Exchange and (iii) Ms. Beck is an “audit committee financial expert” as that term is defined by the applicable rules established by the Securities and Exchange Commission.
      Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm (the “Independent Auditors”), is responsible for performing an audit and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States of America, issuing an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and performing an audit and expressing an opinion on the effectiveness of internal control over financial reporting. The Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. In this context, during 2005 the Committee met eleven times and held separate discussions with management, the Company’s internal auditors and the Independent Auditors. The Committee discussed with the Company’s internal auditors and the Independent Auditors the overall scope and plans for their respective audits. The Committee met regularly with the internal auditors and the Independent Auditors, with and without management present, to discuss the results of their respective examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) with the Independent Auditors. The Committee received and reviewed a report prepared by PwC describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review of the firm. The Committee received and reviewed the written disclosures from the Independent Auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Independent Auditors their independence from the Company and its management. The Committee also considered whether the provision of the non-audit services provided by the Independent Auditors is compatible with the Independent Auditors’ independence.
      In discharging its duties, the Committee met with management of the Company and PwC and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005. The Committee also discussed with PwC the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and PwC have represented to the Committee that the audited financial statements for the year ended December 31, 2005 were prepared in accordance with generally accepted accounting principles.

      Based on the review and discussions with management, the internal auditors and the Independent Auditors referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee Charter, the Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.
The Finance and Audit Committee
of the Board of Directors
Teresa Beck, Chair
Robert Holland, Jr.
Marvin L. Mann
Michael J. Maples

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
Vote Required
      Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for the fiscal year ending December 31, 2006 will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented and voting on this proposal at the Annual Meeting.
      The Board of Directors recommends a vote “FOR” this proposal. Signed proxies will be voted for this proposal, unless stockholders specify a different choice in their proxies.
Summary
      The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s Independent Auditors to audit its consolidated financial statements and express an opinion thereon, issue an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and audit the effectiveness of the Company’s internal control over financial reporting and express an opinion thereon for the 2006 fiscal year. During the 2005 fiscal year, PricewaterhouseCoopers LLP served as the Company’s Independent Auditors and also provided certain tax services. The aggregate fees billed or to be billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal years ended December 31, 2005 and 2004 are as follows:

	2005	2004

Audit Fees(1)	$4,980,000	$6,170,000
Audit-Related Fees(2)	146,000	81,000
Tax Fees(3)	137,000	573,000
All Other Fees	-0-	-0-

(1)	Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, certain attest audits and accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for federal, state and international tax compliance, tax consulting and expatriate tax services.
      All fees for services incurred in 2005 were approved by the Finance and Audit Committee. The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the Independent Auditors’ independence. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Finance and Audit Committee will reconsider the appointment.
Policy Regarding Finance and Audit Committee Preapproval of Audit and Permissible Non-Audit Services
      In April 2003, the Finance and Audit Committee adopted a policy regarding the preapproval of all audit and permissible non-audit services to be provided to the Company by the Independent Auditors. The Finance

and Audit Committee amended such policy in February 2006. On an annual basis, the Finance and Audit Committee is required to review and consider for approval the annual audit engagement terms and fees for the coming year, which includes the audit of the Company’s annual financial statements (including required quarterly reviews) and required subsidiary audits. At the same time, the Committee also reviews and considers for approval annually recurring and planned audit-related and tax services to be provided to the Company in the coming year. All of the services reviewed and approved on an annual basis are approved at an estimated fee and require additional preapproval by the Committee during the year if the estimated fee is expected to be exceeded. The authority to preapprove any services exceeding previously approved budgeted amounts by $50,000 or less is delegated to the Chair of the Finance and Audit Committee, provided that such preapprovals are reported to the full Committee at its next regularly scheduled meeting. All other permissible services to be provided by the Independent Auditors at a fee not to exceed $50,000 may be specifically preapproved by the Chair of the Finance and Audit Committee, and reported to the full Committee at its next regularly scheduled meeting.
      In considering the preapproval of services to be provided by the Independent Auditors, the Finance and Audit Committee is mindful of the relationship between fees for audit and non-audit services, and may determine for each fiscal year the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If a holder of the Company’s Class A Common Stock wishes to present a proposal for consideration at next year’s Annual Meeting, any such proposal must be received at the Company’s offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 21, 2006. In addition, the Company’s By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year’s Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
PROXY SOLICITATION
      The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.
ATTENDANCE AT ANNUAL MEETING
      The 2006 Annual Meeting of Stockholders will be held at 8:00 a.m. on Thursday, April 27, 2006, at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.
      Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the “I plan to attend the meeting” box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

OTHER MATTERS
      The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.
      The Securities and Exchange Commission rules allow for the delivery of a single Annual Report and Proxy Statement to households at which two or more stockholders reside with the proper consent of the stockholders. Accordingly, beneficial owners sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Annual Report and Proxy Statement, unless the beneficial owner has provided contrary instructions. Individual proxy cards or voting instruction forms (or telephonic or electronic voting facilities) will, however, continue to be provided for each beneficial owner account. In addition, upon the written or oral request of a beneficial owner residing at a shared address to which a single copy of the Company’s Annual Report and Proxy Statement are delivered, the Company will deliver an additional copy of such documents at its own cost.
      The Company will furnish to each person whose proxy is being solicited, upon written request, copies of any exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission. Requests in writing for copies of any such materials should be directed to Investor Relations, Lexmark International, Inc., One Lexmark Centre Drive, Lexington, Kentucky 40550.

Vincent J. Cole
Secretary
March 21, 2006

APPENDIX I

ADMISSION TICKET

If you intend to attend the Annual Meeting, please be sure
to check the “I plan to attend the meeting” box on the
reverse side of the Proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
LEXMARK INTERNATIONAL, INC.

The undersigned hereby appoints Paul J. Curlander, John W. Gamble, Jr. and Vincent J. Cole attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Lexmark International, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 27, 2006 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSAL 2. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

To include any comments, please mark this box. ☐

LEXMARK INTERNATIONAL, INC.
P.O. BOX 11101
NEW YORK, N.Y. 10203-0101

[Reverse Side of Proxy]

Annual Meeting of
Stockholders
Lexmark International, Inc.

April 27, 2006
8:00 a.m.
Embassy Suites Hotel
1801 Newtown Pike
Lexington, Kentucky 40511

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ VOTES MUST BE INDICATED ☒ IN BLACK OR BLUE INK.

1.	ELECTION OF DIRECTORS — TERMS TO EXPIRE IN 2009

FOR ☐	WITHHOLD ☐	EXCEPTIONS* ☐
ALL	FOR ALL

Nominees: (Michael J. Maples, Stephen R. Hardis, William R. Fields and Robert Holland, Jr.)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE “EXCEPTIONS*” BOX AND WRITE THAT NOMINEE’S NAME ON THE FOLLOWING BLANK LINE.)

Exceptions*

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

3.	IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

	I plan to attend the meeting		☐

	To change your address, please mark this box.		☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here